As filed with the Securities and Exchange Commission on June 10, 2015

Registration No. 333-118169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Life Time Fitness, Inc.

(Exact name of issuer as specified in its charter)

Minnesota	41-1689746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2902 Corporate Place
Chanhassen, Minnesota	55317-4560
(Address of principal executive offices)	(Zip Code)

Life Time Fitness, Inc.

2004 Long-Term Incentive Plan

(Full title of the plan)

Bahram Akradi

Chairman of the Board of Directors, President and Chief Executive Officer

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317-4560

(952) 947-0000

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

Copies To:

Michael A. Stanchfield

Jonathan L.H. Nygren

Faegre Baker Daniels, LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

In accordance with the undertaking of Life Time Fitness, Inc. (the “Company”) set forth in its Registration Statement on Form S-8 (File No. 333-118169) (the “Registration Statement”) relating to a total of 3,500,000 shares of Common Stock, par value $0.02 per share, issuable under its 2004 Long-Term Incentive Plan (“2004 Plan”) filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2004, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any shares of Common Stock of the Company registered under the Registration Statement that have not been issued or sold. The 2004 Plan has been terminated and each option issued thereunder has been cancelled. The Company is delisting its Common Stock from the New York Stock Exchange and deregistering its Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the filing of a Form 25 with the SEC on June 12, 2015 and a Form 15 thereafter. Because the Company will no longer be filing reports pursuant to the Exchange Act, the Company is deregistering the remaining shares of Common Stock that may be issued pursuant to the 2004 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanhassen, State of Minnesota on June 10, 2015.

LIFE TIME FITNESS, INC.

By:	/s/ James N. Spolar
James N. Spolar
Vice President, Senior Associate General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

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